SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                      Alex. Brown Incorporated
          (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                            ALEX. BROWN INCORPORATED
                           135 East Baltimore Street
                           Baltimore, Maryland 21202
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     The Annual Meeting of Stockholders of Alex. Brown Incorporated will be held on Tuesday, April 25, 1995, at 4:30 p.m. at the Company's offices on the 15th floor at 120 East Baltimore Street, Baltimore, Maryland, for the following purposes:
     (a) Election of directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
     (b) Consideration of a proposal to approve the Alex. Brown Incorporated 1995 Non-Employee Director Stock Purchase Plan; and
     (c) Consideration of such other business as may properly come before the meeting.
     Holders of the Company's Common Stock as of the close of business on March 9, 1995 are entitled to notice of and to vote at the meeting. For your convenience, a form of proxy is enclosed. You are urged to complete and return the proxy.
  By Order of the Board of Directors
  Robert F. Price
                                                    Secretary
March 23, 1995

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                            ALEX. BROWN INCORPORATED
                           135 East Baltimore Street
                           Baltimore, Maryland 21202
                                PROXY STATEMENT
                (First Mailed to Stockholders on March 23, 1995)
     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alex. Brown Incorporated (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held on Tuesday, April 25, 1995 at the Company's offices on the 15th floor at 120 East Baltimore Street, Baltimore, Maryland and at any adjournment or adjournments thereof. The solicitation of proxies generally will be by mail and by directors and officers of the Company. In some instances, solicitations may be made by telephone, telegraph or other means.
     All costs incurred in connection with the solicitation of proxies will be borne by the Company. No compensation will be paid by the Company in connection with the solicitation of proxies, but custodians, nominees and fiduciaries will be requested to send proxies and proxy material to their principals, and the Company will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket and clerical expenses.
     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Company at 135 East Baltimore Street, Baltimore, Maryland 21202, or by attending the Meeting and voting in person.
     The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum for the Meeting. Abstentions and withhold-authority votes will count for the purpose of determining a quorum. On March 9, 1995, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, the Company had outstanding and entitled to vote 14,811,926 shares of common stock, par value $.10 per share (the "Common Stock"). The Common Stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the Meeting or any adjournment or adjournments thereof.
     Each properly executed proxy will be voted in accordance with the instructions marked on it. With regard to the election of directors, votes may be cast "FOR" or "WITHHELD." With regard to the proposal to approve the Alex. Brown Incorporated 1995 Non-Employee Director Stock Purchase Plan, votes may be cast "FOR" "AGAINST" or "ABSTAIN."
     In the absence of specific instructions, a proxy will be voted FOR the election, as directors of the Company, of the nominees identified in this Proxy Statement, FOR the approval of the Alex. Brown Incorporated 1995 Non-Employee Director Stock Purchase Plan, and in the sole discretion of the proxy holders as to any other matters. The affirmative vote of a plurality of all votes cast at the Meeting is required for the election of directors. All other matters require the affirmative vote of a majority of all votes cast. Shares voted include votes FOR or AGAINST a proposal but do not include broker non-votes, abstentions or withhold-authority votes.
                                       1

                   ELECTION OF DIRECTORS AND RELATED MATTERS
     It is proposed that ten directors, constituting the entire Board of Directors (the "Board") of the Company, be elected at the Meeting, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.
     Each of the nominees has agreed to serve, if elected. If one or more of the nominees is unable to serve for any reason, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice. There is no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company. Certain other pertinent information regarding each of the nominees follows:
LEE A. AULT III
     Mr. Ault, who is 58 years of age, has been a private investor since 1992. Previously, Mr. Ault was Chairman and Chief Executive Officer of Telecredit, Inc., a supplier of payment services. Mr. Ault has been a member of the Company's Board since 1992, and he currently serves on its Audit Committee and its Compensation Committee, of which he is Chairman. Mr. Ault is also a director of Equifax Inc., Sunrise Medical Inc. and Viking Office Products, Inc.
NEIL R. AUSTRIAN
     Mr. Austrian, who is 54 years of age, has been President of The National Football League since 1991. He was previously a Managing Director of Dillon, Read & Co., Inc., an investment banking firm. Mr. Austrian, who is being nominated for election to the Board for the first time, is also a director of Viking Office Products, Inc. and REFAC Technology Development Corp.
THOMAS C. BARRY
     Since December 1993, Mr. Barry, who is 51 years of age, has been President and Chief Executive Officer of Zephyr Management, Inc. a financial consulting and investment management firm. Previously, Mr. Barry was President and Chief Executive Officer of Rockefeller & Co., Inc., a registered investment advisor. Mr. Barry has been a member of the Company's Board since 1987, and he currently serves on its Organization Committee. Mr. Barry is also a director of The France Growth Fund, Inc. and Pacific Basin Bulk Shipping, Ltd.
BENJAMIN H. GRISWOLD IV
     Mr. Griswold, who is 54 years of age, is a Managing Director of Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's principal subsidiary, and Chairman Emeritus of the Board. Mr. Griswold has been a member of the Board since 1986, and he currently serves on its Organization Committee. Mr. Griswold is also a director of The Baltimore Life Insurance Company and Life of Maryland, Inc.
DONALD B. HEBB, JR.
     Mr. Hebb, who is 52 years of age, is a Managing Director of Alex. Brown and the managing general partner of ABS Partners, LP, which acts as the general partner of ABS Capital Partners, LP, a merchant banking investment fund organized by the Company. Prior to February, 1991, Mr. Hebb was President and Chief Executive Officer of the Company. Mr. Hebb has been a member of the Company's Board since 1986, and he currently serves on its Organization Committee.
                                       2

A. B. KRONGARD
     Mr. Krongard, who is 58 years of age, has been Chairman of the Board of the Company since April, 1994, and Chief Executive Officer of the Company since July, 1991. From May, 1989 to July, 1991, Mr. Krongard was the Company's Chief Operating Officer. Mr. Krongard has been a member of the Company's Board since 1989.
STEVEN MULLER, PH.D.
     Dr. Muller, who is 67 years of age, is President Emeritus of The Johns Hopkins University. Since 1990, Dr. Muller has been Chairman of the 21st Century Foundation, an educational initiative to provide unity among democratic nations. Dr. Muller is also Co-Chairman of the American Institute for Contemporary German Studies. Dr. Muller has been a member of the Company's Board since 1987, and he currently serves on its Audit Committee and its Compensation Committee. Dr. Muller is also a director of Beneficial Corporation, Millipore Corporation, American Capital Closed End and Common Sense Funds and The Law Companies Group, Inc.
DAVID M. NORMAN
     Since 1987, Mr. Norman, who is 54 years of age, has been Chairman and Chief Executive Officer of BNB Resources PLC (U.K.), an executive search, recruitment and human resource training firm. Mr. Norman has been a member of the Company's Board since 1992, and he currently serves on its Audit Committee, of which he is Chairman, and its Compensation Committee.
FRANK E. RICHARDSON
     Mr. Richardson, who is 55 years of age, is President of Wesray Capital Corporation, a merchant banking firm. Mr. Richardson has been a member of the Company's Board since 1991, and he currently serves on its Organization Committee, of which he is Chairman. Mr. Richardson is also a director of Outlet Communications, Inc., Sonic Corp. and Dyersburg Fabrics Inc.
MAYO A. SHATTUCK III
     Mr. Shattuck, who is 40 years of age, has been President and Chief Operating Officer of the Company since July, 1991. Previously, Mr. Shattuck was a Managing Director of Alex. Brown. Mr. Shattuck has been a member of the Company's Board since 1991.
OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS
     Andre W. Brewster is not a candidate for reelection to the Board, in light of his reaching the Board's mandatory retirement age. Mr. Brewster served as a member of the Board since 1987.
BOARD COMMITTEES
     During 1994, the Board had three standing committees -- the Audit Committee, the Compensation Committee and the Organization Committee.
     The Audit Committee oversees the financial reporting and the related financial and accounting control systems of the Company and its subsidiaries. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors.
     The Compensation Committee reviews and approves cash compensation and grants under the Company's equity incentive plans and supervises the administration of the Company's other compensation plans. The Compensation Committee Report on Executive Compensation is included beginning on page 14 of this Proxy Statement.
                                       3

     The Organization Committee provides guidance and assistance to the Board in discharging its organizational overview and corporate governance responsibilities and serves as the nominating committee for the Board. ATTENDANCE AT MEETINGS
     During the year ended December 31, 1994, the Board held nine meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Organization Committee held three meetings. All of the Company's directors attended 75% or more of the aggregate of all Board meetings and all meetings of committees of which they were members.
DIRECTORS' FEES
     Directors who are employed by the Company receive no additional compensation for serving on the Board. Each Director who is not an employee of the Company (a "Non-Employee Director") receives an annual retainer equal to $20,000 plus $1,000 per Board meeting or committee meeting attended and reasonable travel expenses incurred in connection with attendance at such meetings. In addition, chairmen of committees of the Board are paid an annual stipend of $2,500 in cash for each committee which they chair. A portion of the annual retainer (currently a minimum of 50%) is paid in Common Stock pursuant to the 1991 Non-Employee Director Equity Plan (the "Director Plan") described below.
1991 NON-EMPLOYEE DIRECTOR EQUITY PLAN
     The Director Plan, which was approved by the Company's stockholders in May, 1991, provides Non-Employee Directors with incentives to improve the Company's performance by increasing their level of stock ownership and provides an additional means of attracting and retaining Non-Employee Directors through the issuance of the Company's Common Stock and the granting of Stock Options. Participation in the Director Plan by Non-Employee Directors is mandatory.
     The Director Plan provides that, immediately following the date of the annual meeting of stockholders, each Non-Employee Director will receive a portion of his or her annual retainer in Common Stock and will also receive a stock option to purchase 1,500 shares of Common Stock. The number of shares of Common Stock to be issued to each Non-Employee Director is determined by dividing 90% of the average of the daily closing prices for the ten consecutive business days preceding the date of the annual meeting of stockholders of the Company (the "Market Price") into the annual retainer payable to each participant, and multiplying that number by a designated percentage determined by the Board. The minimum designated percentage is currently 50%, but each Non-Employee Director may designate a higher percentage. The purchase price for the Common Stock subject to the stock option is the Market Price. The maximum aggregate number of shares of Common Stock that may be issued under the Director Plan is 300,000, which may be appropriately adjusted in the event of any extraordinary dividend, recapitalization, reorganization, merger, spin-off, or similar change affecting the Common Stock.
     In 1994, pursuant to the Director Plan, the Company issued a total of 2,646 shares of Common Stock and options to purchase 9,000 shares of Common Stock to the six Non-Employee Directors. The Director Plan will terminate on May 15, 2001.
                                       4

                PROPOSAL TO APPROVE THE ALEX. BROWN INCORPORATED
                 1995 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN
     The following constitutes the Alex. Brown Incorporated 1995 Non-Employee Director Stock Purchase Plan (the "Plan"), which was adopted by the Board on March 1, 1995, subject to stockholder approval. Pursuant to the Plan, Non-Employee Directors have the option to purchase up to $100,000 of the Company's Common Stock at a 15% discount. The Plan also imposes various restrictions on the sale or assignment of Common Stock purchased under the Plan. THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.
                 1995 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN
SECTION 1. PURPOSES
     The purposes of the Alex. Brown Incorporated 1995 Non-Employee Director Stock Purchase Plan (the "Plan") are to encourage Non-Employee Directors of Alex. Brown Incorporated (the "Company") to increase the level of their ownership of the Company's Common Stock (the "Stock"), to reinforce participating directors' roles in enhancing stockholder value and to provide an additional means of attracting and retaining Non-Employee Directors.
SECTION 2. PARTICIPANTS
     All persons who are elected or appointed to the Company's Board of Directors at or after the 1995 Annual Meeting of Stockholders, and who are not officers or employees of the Company or any of its subsidiaries or affiliates, are eligible to participate in the Plan.
SECTION 3. AVAILABLE SHARES
     A total of 150,000 shares of Stock will be available for purchase under the Plan. In the event of a subdivision or combination of the Stock, or of a Stock dividend, the maximum number of shares which may thereafter be issued and sold under the Plan will be proportionately increased or decreased.
SECTION 4. PURCHASE PRICE OF STOCK
     Stock may be purchased under the Plan at 85% of the "Fair Market Value" of the Stock (the "Purchase Price"). "Fair Market Value" means the last reported sale price of the Stock reflected on the New York Stock Exchange Composite Listing on the applicable purchase date, or if there are no sales on such date, on the next preceding business day on which there were such sales. No commission or related expenses will be charged with respect to purchases under the Plan.
SECTION 5. PURCHASE LIMITATIONS
     Each Non-Employee Director has the option to purchase up to a maximum of $100,000 Fair Market Value of Stock under the Plan in any calendar year in which the Plan is in effect. Notwithstanding any other provision of the Plan, no participating director may purchase Stock under the Plan if immediately after such purchase, the director owns, actually or beneficially (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) or has any other option to purchase, as much as 5% of the shares (either in voting power or value) of the Stock.
SECTION 6. PURCHASE DATES
     Stock may be purchased under the Plan on any day during any period commencing on the third trading day following the Company's release for publication of quarterly or annual summary statements of earnings and
                                       5
ending on the thirtieth calendar day thereafter, subject to such further restrictions as may be imposed by the Company's General Counsel, or his or her delegate, in order to ensure that all purchases of Stock by officers and directors are in compliance with applicable laws.
SECTION 7. VESTING; RESTRICTIONS ON SALE OR ASSIGNMENT
     Stock purchased under the Plan vests immediately upon payment of the applicable Purchase Price. Stock acquired pursuant to the Plan may not be sold or assigned until six (6) months after the applicable purchase date (the "Restriction Period") and, if Stock acquired pursuant to the Plan is sold (other than in connection with a cash tender offer) within two (2) years from the applicable purchase date (the "Forfeiture Period"), the participant shall remit to the Company, at the time of sale, the excess, if any, of the net sale proceeds over the Purchase Price; in each such case transactions shall be measured using the "first-in, first-out method." The Stock certificates for shares of Stock issued under the Plan shall be held by the Company during the Forfeiture Period. As soon as practicable following the expiration of the Forfeiture Period, the Company shall deliver to the participant the Stock certificate with respect to that Stock. During the Forfeiture Period, the participating director shall have all the rights of a stockholder with respect to such Stock, except that during the Restriction Period such Stock shall not be transferable other than by will or laws of descent and distribution and during the remainder of the Forfeiture Period, any transfer other than by sale, will or laws of descent and distribution must be approved by the Company and the transferee must agree to be bound by the same limitations as the transferor.
SECTION 8. ADMINISTRATION, AMENDMENTS AND TERMINATION
     The Plan shall be administered and interpreted by the Company's Board of Directors as a formula plan meeting the conditions of Rule 16b-3(c)(2)(ii) promulgated under the Securities Exchange Act of 1934. The Company's Board of Directors reserves the right to amend, modify or discontinue the Plan at any time, except that (1) no action which would materially (i) increase the benefits accruing to participants under the Plan, (ii) increase the number of securities which may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation under the Plan, shall become effective unless it has been approved, directly or indirectly, by the affirmative vote of the holders of a majority of the securities present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Maryland; and (2) the provisions of the Plan which specify the amount and price of securities that may be purchased under the Plan and the timing of such purchases, shall not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. The Plan shall terminate automatically upon issuance of certificates for all Stock available for purchase under the Plan.
SECTION 9. EFFECT OF CERTAIN RECORD DATES
     In the event that a record date is fixed by the Company's Board of Directors for the issuance of subscription rights, a Stock dividend or for a subdivision or combination of outstanding shares, no purchase of Stock will be deemed to be completed on such record date. The right to have the purchase of Stock completed, although temporarily suspended on such a record date, will be restored on the next following business day which is not such a record date.
SECTION 10. NON-TRANSFERABILITY
     Rights to purchase Stock under the Plan may not be sold, pledged, assigned or transferred in any manner.
                                       6

BENEFITS UNDER THE PLAN
     The actual benefits that will be received under the Plan are not currently determinable as they will depend on the amount of Stock actually purchased by Plan participants, and the value of the discounts afforded to Plan participants will depend on the Fair Market Value of the Stock. The maximum benefit to individual participants will be $15,000 per year. Similarly, since the Plan was not in effect for 1994, it is not possible to determine the amounts under the Plan which would have been received by Plan participants had the Plan been in effect for such year. If all six of the Non-Employee Director nominees are elected, all of them will be eligible to participate in the Plan.
                                       7

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth certain information, as of March 9, 1995, with respect to the beneficial ownership of the Company's Common Stock by each person who is known by the Company, based on filings made with the Securities and Exchange Commission, to own more than 5% of the outstanding shares of Common Stock, by each director and nominee for election as a director of the Company, by the Company's Chief Executive Officer, by the other four most highly compensated executive officers in 1994, and by all directors and executive officers as a group:

NAME OF                                                 AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP       OF CLASS
Peter R. Kellogg.....................................        1,594,900(1)            10.8%
  115 Broadway
  New York, New York 10006
Benjamin H. Griswold IV..............................          418,013(2)(3)(4)       2.8
A. B. Krongard.......................................          287,918(2)(4)          1.9
Donald B. Hebb, Jr...................................          221,692(2)(4)          1.5
Mayo A. Shattuck III.................................          128,291(2)(4)            *
Bruce H. Brandaleone.................................          101,105(2)(4)            *
Andre W. Brewster....................................           49,340(4)(5)            *
W. Gar Richlin.......................................           47,210(2)(4)            *
Denis J. Callaghan...................................           45,688(2)(4)(6)         *
Frank E. Richardson..................................           29,275(4)               *
Lee A. Ault III......................................           19,579(4)               *
Thomas C. Barry......................................           13,275(4)               *
Steven Muller........................................            8,275(4)               *
David M. Norman......................................            6,179(4)               *
Neil R. Austrian.....................................                0                  *
All directors and executive..........................        2,014,716(2)(4)(6)      13.6
officers as a group (21 persons)

*Indicates less than 1% beneficial ownership.
(1) All information pertaining to Peter R. Kellogg and the number of shares owned by Mr. Kellogg is based upon a Form 3 dated April 5, 1994, which was provided to the Company by Mr. Kellogg. According to that Form 3, Mr. Kellogg owns 754,900 shares directly and 700,000 shares indirectly through a corporation which he owns. In addition, members of his immediate family own 140,000 shares.
(2) Managing Directors and Principals of Alex. Brown & Sons Incorporated and certain other persons are parties to the Company's First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") and as of the record date hold in the aggregate approximately 4,216,999 shares of the Company's Common Stock under the Stockholders' Agreement. The parties to the Stockholders' Agreement are required to vote their shares of the Company's Common Stock in accordance with the vote of the holders of the majority of the shares subject to the Stockholders' Agreement. Subject to certain limitations, parties to the Stockholders' Agreement retain dispositive control of stock held subject to the terms of the Stockholders' Agreement. The share number listed in the table excludes shares (other than those of the designated individual or of those individuals included under "All directors and executive officers as a group") subject to the Stockholders' Agreement.
(3) Included is an aggregate of 59,292 shares held in seven trusts of which Mr. Griswold is a trustee for the benefit of certain family members. Mr. Griswold disclaims beneficial ownership of such shares.
                                       8

(4) Beneficial ownership shown for the following individuals and group also includes the number of indicated shares of Common Stock that may be purchased within the next sixty days upon the exercise of Stock Options as well as shares of Common Stock which may be received upon conversion of debentures within the next sixty days: Mr. Griswold -- Options for 5,722 shares of Common Stock and debentures convertible into 13,711 shares of Common Stock; Mr. Krongard -- debentures convertible into 24,594 shares of Common Stock; Mr. Hebb -- Options for 5,722 shares of Common Stock and debentures convertible into 7,024 shares of Common Stock; Mr.
    Shattuck -- debentures convertible into 16,701 shares of Common Stock; Mr. Brandaleone -- Options for 20,470 shares of Common Stock and debentures convertible into 12,917 shares of Common Stock; Mr. Brewster -- Options for 6,000 shares of Common Stock; Mr. Richlin -- Options for 7,679 shares of Common Stock and debentures convertible into 8,703 shares of Common Stock; Mr. Callaghan -- Options for 3,733 shares of Common Stock and debentures convertible into 1,432 shares of Common Stock; Mr. Richardson -- Options for 6,000 shares of Common Stock; Mr. Ault -- Options for 4,500 shares of Common Stock; Mr. Barry -- Options for 6,000 shares of Common Stock; Mr.
    Muller -- Options for 6,000 shares of Common Stock; Mr. Norman -- Options for 4,500 shares of Common Stock; and all executive officers as a group -- Options for 114,194 shares of Common Stock and debentures convertible into 118,174 shares of Common Stock.
(5) Included are 16,065 shares owned by a trust of which Mr. Brewster is a co-trustee. Mr. Brewster disclaims beneficial ownership of these shares.
(6) In a Form 5 dated March 9, 1995, Denis J. Callaghan reported a purchase of 2,205 shares of Common Stock in March, 1994, which had not been previously reported. In a Form 4 dated March 9, 1994, David L. Hopkins, an executive officer of the Company, corrected information reflected in his January, 1994, Form 4, in order to report the acquisition on January 17, 1994 of a stock option to purchase 9,000 shares of Common Stock.
                                       9

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table shows, for the prior three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for 1994 in all capacities in which they served:
                         SUMMARY COMPENSATION TABLE (1)

                         ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                                                                AWARDS            PAYOUTS
              (A)                (B)      (C)        (D)        (E)        (F)          (G)         (H)         (I)
                                                               OTHER
                                                              ANNUAL    RESTRICTED   SECURITIES
                                                              COMPEN-     STOCK      UNDERLYING    LTIP      ALL OTHER
                                         SALARY     BONUS     SATION     AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR     ($)        ($)        ($)       ($)(2)        (#)       ($)(3)       ($)(4)
A. B. Krongard                   1994    200,000   2,113,043     0           0              0     256,862       86,409
CHAIRMAN                         1993    200,000   2,723,354     0           0              0     114,685      208,687
& CHIEF EXECUTIVE OFFICER        1992    200,000   1,613,676     0           0              0          0         6,647
Mayo A. Shattuck III             1994    200,000   1,865,878     0           0              0     204,962       66,381
PRESIDENT                        1993    200,000   2,329,826     0           0              0     32,902       158,648
& CHIEF OPERATING OFFICER        1992    200,000   1,320,026     0           0              0          0        18,085
W. Gar Richlin                   1994    200,000   1,109,264     0           0              0     88,379        42,495
MANAGING DIRECTOR,               1993    200,000   1,220,132     0           0              0     44,290        96,459
ALEX. BROWN & SONS INCORPORATED  1992    200,000     689,513     0           0          7,500          0         4,465
Bruce H. Brandaleone             1994    200,000     932,718     0           0              0     95,768         6,614
MANAGING DIRECTOR,               1993    200,000   1,169,691     0           0              0     68,259         8,755
ALEX. BROWN & SONS INCORPORATED  1992    200,000     714,734     0           0          5,000          0         4,465
Denis J. Callaghan               1994    200,000     655,290     0           0              0      4,057        26,532
MANAGING DIRECTOR,               1993    200,000     827,443     0           0              0     13,161        58,720
ALEX. BROWN & SONS INCORPORATED  1992    200,000     422,923     0           0          4,000          0         4,465

NOTES:
(1) Cash compensation and equity awards are reported for the year in which earned, regardless of when paid or granted.
(2) The total number of unvested shares of restricted stock and the value of these shares at year-end 1994 were as follows: Mr. Krongard held 4,807 shares, valued at $146,013; Mr. Shattuck held 3,845 shares, valued at $116,792; Mr. Richlin held 962 shares, valued at $29,221; Mr. Brandaleone held 1,922 shares valued at $58,381. Dividends are paid on vested and unvested restricted stock.
(3) Consists of loan forgiveness (and related interest forgiven) on one-sixth of loans to purchase 1990 debentures and one-half of loans to purchase 1991 debentures based upon achievement of ROE objectives.
(4) Consists of the Company's matching contributions to its 401(k) Plan and Profit Sharing Plan (Mr. Krongard -- $6,338; Mr. Shattuck -- $6,338; Mr. Richlin -- $6,338; Mr. Brandaleone -- $6,338; and Mr. Callaghan -- $6,338), as well as forgiveness in 1994 of a portion of loans made pursuant to the purchase of securities pursuant to the Equity Partnership Plan (Mr.
    Krongard -- $79,873; Mr. Shattuck -- $59,905; Mr. Richlin -- $35,943; and
    Mr. Callaghan -- $19,968) and the "current dollar value" of the benefit from split dollar life insurance premiums paid by the Company (Mr.
    Krongard -- $198; Mr. Shattuck -- $138; Mr. Richlin -- $214; Mr.
    Brandaleone -- $276; and Mr. Callaghan -- $226.)
                                       10

OPTION EXERCISES
     The following table sets forth information with respect to the exercise of options during the last fiscal year by the Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as information concerning unexercised options held by those individuals at the end of 1994:
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

             (A)                      (B)           (C)                     (D)                               (E)
                                                                   NUMBER OF SECURITIES
                                    SHARES                        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                  ACQUIRED ON      VALUE             OPTIONS AT FY-END               IN-THE-MONEY OPTIONS
                                   EXERCISE       REALIZED                  (#)                          AT FY-END ($)
             NAME                     (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
A. B. Krongard                        4,000        71,400         12,861           22,861          181,334          300,084
Mayo A. Shattuck III                 14,480       264,040         34,480           22,480          450,750          291,750
W. Gar Richlin                            0             0          9,679            9,179          111,291           74,916
Bruce H. Brandaleone                  4,000        66,900         23,470           10,536          375,544          101,213
Denis J. Callaghan                    5,000        83,625          6,733            4,267           76,741           17,135

                                       11

LONG-TERM INCENTIVE PLANS
     The following table provides information concerning awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1994 under the Company's Long-Term Incentive Plan:
            LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR (1)

             (A)                       (B)               (C)               (D)             (E)             (F)
                                    NUMBER OF       PERFORMANCE OR
                                  SHARES, UNITS      OTHER PERIOD            ESTIMATED FUTURE PAYOUTS UNDER
                                    OR OTHER            UNTIL                  NON-STOCK PRICE BASED PLANS
                                     RIGHTS           MATURATION        THRESHOLD        TARGET          MAXIMUM
             NAME                      (#)            OR PAYOUT        ($ OR #)(3)     ($ OR #)(3)     ($ OR #)(2)
A. B. Krongard                            NA            6 years               NA       $ 1,482,800          NA
Mayo A. Shattuck III                      NA            6 years               NA         1,179,500          NA
W. Gar Richlin                            NA            6 years               NA           404,400          NA
Bruce H. Brandaleone                      NA            6 years               NA           269,600          NA
Denis J. Callaghan                        NA            6 years               NA           269,600          NA

NOTES:
(1) Awards relate to the year in which earned, regardless of when granted.
(2) 1994 debentures were purchased by executives in January 1995 under the 1991 Equity Incentive Plan. The debentures bear interest at 8% per year and mature in June, 2001. The debentures are convertible into the Company's Common Stock at a price of $33.70 per share beginning in January, 1998; this conversion feature will vest to the employee if he is an employee in January, 1998. To finance such purchases, the Company loaned executives an amount equal to the debentures' purchase price which amount is set forth in column (e) above. The interest charged on the loan is 8% per year.
(3) The Company has agreed to forgive one-sixth of the loan at the end of each of the three years from 1995 through 1997 if the Company's ROE exceeds an annual target of 15% which has been set by the Compensation Committee for each of the years in the three-year period ending December 31, 1997 or one-half of the loan if the Company's ROE exceeds a cumulative target of 17% for that three-year period. Annual and cumulative loan forgiveness targets for 1998-2000 for the remaining one-half of the original loan balance will be set by the Compensation Committee in late 1997 or early 1998.
                                       12

STOCK PERFORMANCE CHART
     The following chart and table compare the five-year cumulative total return on shares of the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the cumulative total return of certain comparable publicly traded investment banking companies. The investment banking companies used for comparison purposes below are publicly traded companies which have market capitalization generally in excess of $100 million and which operate in areas of the securities industry similar to those of the Company. The chart and table assume that $100 was invested on 12/31/89 in the Company's Common Stock, the comparable publicly traded investment banking companies and the S&P 500, and that all dividends were reinvested over the five-year period.

           Comparison of Five-Year Cumulative Total Return of
             Alex. Brown vs. Comparable Investment Banking
                          Companies and S&P 500

  (Stock Performance Chart appears here. The plot points are listed below:)


             Alex.          Comparable Investment        S&P 500
             Brown             Banking Companies
1989         100.0                  100.0                 100.0
1990          79.9                   91.9                  96.9
1991         218.8                  199.2                 126.4
1992         199.1                  206.9                 136.1
1993         253.2                  274.4                 149.8
1994         316.7                  228.5                 151.7


(1) Comparable Investment Banking Companies consist of:
The Advest Group, Inc.                   Morgan Stanley Group Inc.
The Bear Stearns Companies Inc.          Paine Webber Group
A. G. Edwards Inc.                       Piper Jaffray Companies
Inter-Regional Financial Group           Raymond James Financial, Inc.
Legg Mason, Inc.                         Salomon Inc.
Merrill Lynch & Co., Inc.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION
     The following report is submitted by the Compensation Committee of the Board (the "Committee"), of which all members are Non-Employee Directors. This report, as well as other Committee reports and decisions, has been reviewed by the Board. The report addresses the Company's 1994 compensation policies applicable to executive officers, including the Company's five most highly paid executives in 1994 (collectively, the "Senior Executives"). The report also specifically reviews the basis for the compensation of the Chief Executive Officer ("CEO".)
GENERAL
     The Company's compensation plans are intended to reward the accomplishment of specific objectives that have been designed to result in the creation of stockholder value. Incentive plans provide the opportunity for employees to earn competitive rates of total compensation by reaching goals expressed in financial and strategic terms.
     As a general matter, base salaries for Managing Directors of Alex. Brown & Sons Incorporated ("Alex. Brown") are $200,000 per annum, and total cash compensation is heavily based on performance. As Managing Directors of Alex. Brown, each of the Company's Senior Executives received a base salary of $200,000 in 1994. Base salaries for executive officers are set at a level such that a substantial portion of anticipated aggregate cash compensation is at risk. Aggregate cash compensation of executive officers is materially linked to operating performance as measured by such factors as return on stockholders' equity, operating income and other financial and operating results measured against predetermined objectives. Historically, in years in which the Company's performance has been favorable, as measured by these factors, cash compensation has increased and, in less favorable years, cash compensation has been reduced. A subjective evaluation of individual contribution to overall results is also an important factor in determining cash compensation.
     Since the Committee believes that compensation for executive officers should be closely aligned to stockholder interests, the Company has adopted several forms of incentive compensation based on stock ownership and appreciation.
INCENTIVE BONUSES
     The Company's annual incentive bonuses for its executive officers, including bonuses paid to Senior Executives as reported in column (d) of the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria include a comparison of actual versus target operating income and performance versus specific financial and strategic objectives for both the Company as a whole and each executive's operating unit, as established in connection with the Company's annual planning meeting. Subjective criteria encompass evaluation of the executive's initiative, ability, attitude and contribution to overall unit and corporate performance. No formal weighting of the various criteria was employed in setting incentive bonuses. A portion of these incentives was paid through the Management Compensation Plan which was approved by stockholders in 1994. For 1994, Messrs. Krongard and Shattuck determined the incentive bonuses of the Company's executive officers, other than the Senior Executives. Mr. Krongard made specific recommendations regarding the incentive bonuses for each of the Senior Executives. The Committee determined Mr. Krongard's incentive bonus and accepted Mr. Krongard's recommendations regarding the incentive bonuses of the other Senior Executives.
EQUITY COMPENSATION PLAN
     In 1992, the Committee instituted the Company's Equity Compensation Plan whereby 10% of total earned cash compensation above a specified amount was withheld from the compensation of Managing Directors. Of the withheld amount 50% is paid in the Company's Common Stock (calculated at a 15% discount from market), and
                                       14
the individual is allowed to invest the remaining 50% of the withheld amount either in additional shares of the Company's Common Stock at market or in certain investment vehicles sponsored by the Company. The stock and investments are not available to the individual for three years (five years in the event the individual leaves the Company). In 1993, participation in the Equity Compensation Plan was expanded to include all Managing Directors and Principals of Alex. Brown. In 1994, $7,080,300 of cash compensation was withheld pursuant to the Equity Compensation Plan, including $637,000 for the Senior Executives, and replaced by shares of the Company's Common Stock and investments in Company-sponsored investment vehicles.
     The Committee believes that the increase in stock ownership pursuant to the Equity Compensation Plan is beneficial in aligning management's and stockholders' interests and, over the long-term, increasing stockholder value. EQUITY INCENTIVE PLAN
     The other long-term incentive components of executive officers' 1994 compensation arose under the Company's 1991 Equity Incentive Plan. Awards of stock options and rights to purchase securities under the 1991 Equity Incentive Plan are designed to promote the identity of long-term interests between the Company's key employees and its stockholders.
     At the end of 1994, 404,000 options were issued at a 25% premium over the average stock price for the 30 days prior to the award date. The options have a ten-year term and vest pro-rata over the first six years. In setting the amounts and terms of annual option awards, the Committee considers a number of factors including the amounts and terms of prior awards of option grants. Option share amounts awarded in 1994 and the option terms were approximately the same as in the past several years. Options are generally granted to new Managing Directors, Principals and Vice Presidents of Alex. Brown. Awards other than to newly promoted officers are made on a subjective basis. None of the Senior Executives received options in 1994.
     At the end of 1994, executive officers were awarded the right to buy a total of $5,392,000 of 8% Convertible Subordinated Debentures, including $3,605,900 for the Senior Executives. The debentures are convertible into Common Stock at $33.70 per share, a 15% premium over the average stock price for the 30 days prior to the award date, after vesting at the end of a three-year period. The purchase of the debentures was financed by loans which the Company granted to the recipients at an annual interest rate of 8%. These loans are subject to forgiveness over a six-year period based upon annual or cumulative return on stockholders' equity objectives which are set by the Committee every three years. In determining the amount of debentures to be purchased by executive officers, the Committee reviewed such amount relative to cash compensation for each executive officer, although no specific percentage relationships were employed. In general, the Committee's policies call for the amount of convertible debentures sold to the CEO and other executive officers to be significant relative to their total compensation.
     Under the Equity Partnership Plan, certain key employees purchased Common Stock and Convertible Subordinated Debentures at market. The purchases were financed by recourse loans from the Company. Pursuant to the Plan a portion of the principal amount of such loans may be forgiven provided that the aggregate amount of loan forgiveness does not exceed the difference between market value and book value at the time of purchase. In 1994, the Company forgave $1,250,000 of the principal amount of such loans, including $195,689 to the Senior Executives. The timing and extent of any future loan forgiveness will be at the discretion of the Committee, based on Company and individual performance.
OTHER COMPENSATION PLANS
     At various times in the past, the Company has adopted certain employee benefit plans in which executive officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Company provides 401(k) matching contributions and contributions to a profit sharing plan in
                                       15
amounts determined annually based upon Company performance. In 1994 these amounts totalled 3% of the salaries of the Senior Executives. Managing Directors of Alex. Brown, including the Senior Executives, and Non-Employee Directors of the Company also participate in split dollar life insurance arrangements.
MR. KRONGARD'S 1994 COMPENSATION
     Mr. Krongard's annual and long-term incentive compensation was earned under the same plans available to executive officers and other key employees, with annual bonus and long-term incentive compensation based predominantly on the Company's return on stockholders' equity and other financial ratios, operating results and achievement of specified goals.
     In early 1994, the Board of Directors accepted the Company's three-year plan which set the Company's financial and operating objectives for 1994-1996. In turn, the Committee, in conjunction with the Board's Organization Committee, approved specific standards, goals and objectives for Mr. Krongard.
     In establishing Mr. Krongard's 1994 annual compensation and long-term incentives, the Committee reviewed his performance relative to the standards, goals and objectives established early in the year although no formal or absolute weighting of these factors was utilized. Specifically, in determining Mr. Krongard's compensation for 1994, the factors considered by the Committee included the following:
     (Bullet) The fact that 1994 was the second best year in the Company's history in terms of both revenues and net income;
     (Bullet) The Company's performance relative to the industry;
     (Bullet) A 16% increase in book value per share to $26.13;
     (Bullet) Return on average equity for the year of 19.7%, as compared to
              28.8% in the prior year;
     (Bullet) Pre-tax income of 19.5% as a percentage of revenues, as compared to 23.6% in the prior year;
     (Bullet) Mr. Krongard's role in promoting the long-term strategic growth of the Company.
     In light of the foregoing, the Committee approved aggregate cash compensation for Mr. Krongard that was 21% less than in the prior year.
SECTION 162(M) CONSIDERATION
     Effective January 1, 1994 Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to any Senior Executive in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code. In 1994, the stockholders approved the Management Compensation Plan which provides for performance-based compensation for executive officers. In determining compensation for the Senior Executives, the primary consideration will be achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.
SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:
     Lee A. Ault III, Chairman     Steven Muller, Ph.D.     David M. Norman
                                       16

                              CERTAIN TRANSACTIONS
REAL ESTATE LEASES
     The Company leases approximately 15,000 square feet of office space at 135 East Baltimore Street in Baltimore, Maryland, from Brown Realty Limited Partnership, all except one of the owners of which are members of the family of Benjamin H. Griswold IV. The lease, which expires on March 31, 1997, calls for rental payments of $125,750 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.
     The Company also leases approximately 36,000 square feet of office space at 119-131 East Baltimore Street in Baltimore, Maryland from Alex. Brown Partners (the "Partnership"), which was the entity through which the Company's investment banking and securities brokerage business was conducted until 1984. The Partnership is a Maryland limited partnership, the partners of which include certain officers and directors of the Company and other Managing Directors and Principals of Alex. Brown. The maximum Partnership interest of any current director, officer or employee of the Company is less than 3%. The lease, which expires on March 31, 1997, calls for rental payments of $262,500 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.
MARGIN ACCOUNTS
     Certain directors and executive officers maintain margin accounts with the Company. Such extensions of credit have been made in the ordinary course of the Company's business and are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.
PROFESSIONAL SERVICES
     Andre Brewster, a member of the Board during 1994, is a partner in the law firm of Piper & Marbury, which from time to time performed legal services for the Company in 1994.
EMPLOYMENT AGREEMENTS
     During 1993, the Company entered into an employment agreement with Mr. Griswold which provides for his employment until December 31, 1996. Under his agreement, Mr. Griswold will be compensated during the employment period at an annual rate which shall be determined by the Compensation Committee of the Board but shall not be less than $500,000. If Mr. Griswold ceases to be employed by the Company during the employment period for any reason other than the termination of his employment for cause and is not in breach of his agreement, the Company has agreed to immediately vest and extend the term of all outstanding stock options or other similar employment related benefits held by Mr. Griswold. The agreement further provides that in connection with the annual meeting of stockholders for 1995 and 1996, the Board will nominate Mr. Griswold for election as a director of the Company. Additionally, Mr. Griswold may not engage in any activity competitive with the business of the Company during the employment period.
                                       17

EMPLOYEE PARTICIPATION IN
PRIVATE INVESTMENTS
     In connection with the establishment and management of certain private investments and investment funds, certain key employees, including Senior Executives, receive interests in the appreciation of investment assets, including merchant banking investments. These interests generally have little or no value at the time of grant and, accordingly, do not result in compensation expense to the Company. The ultimate amount, if any, received by such participants will depend on the performance of the particular investments. Certain key employees, including Senior Executives, may also receive interests in any gains realized on certain equity instruments received in connection with the Company's investment banking activities.
                          OTHER PERTINENT INFORMATION
ACCOUNTING MATTERS
     KPMG Peat Marwick LLP ("KPMG") has served as auditor for the Company and its predecessors since 1977 and has been selected by the Board to continue as the Company's auditor for the next fiscal year. The audit services rendered by KPMG for the fiscal year ended December 31, 1994 included: audit of the financial statements of the Company, review of unaudited quarterly financial information, consultation in connection with the preparation of the annual report to stockholders and the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission and consultation with, and assistance to, Company personnel on accounting and related matters.
     Representatives of KPMG will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.
STOCKHOLDER PROPOSALS
     The Company provides all stockholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next annual meeting of stockholders, to be held in April 1996. Stockholders may also submit the names of individuals that they wish to be considered by the Organization Committee of the Board as nominees for directors. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the next annual meeting of stockholders, any such proposal must be received by the Company no later than November 24, 1995, and should be addressed to the attention of its Secretary at its principal place of business in Baltimore, Maryland.
OTHER MATTERS
     Management is not aware of any other matters that may be brought before the meeting. If any matters properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.
                                       18

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
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
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****************************************************************************
                              APPENDIX


                            ALEX. BROWN INCORPORATED
                 PROXY FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

            This proxy is solicited on behalf of the Board of Directors

    The undersigned hereby acknowledges receipt of the Annual Report to Stockholders and the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders of Alex. Brown Incorporated, called to convene on April 25, 1995, and hereby constitutes and appoints A. B. KRONGARD and MAYO A. SHATTUCK III, and either of them, the true and lawful attorneys and Proxies of the undersigned with full power of substitution to each, to vote all the shares of Common Stock of the corporation which the undersigned is entitled to vote at the meeting and at any adjournment thereof in their discretion, on any matter which may properly come before the meeting and as follows:

The shares represented by this proxy are to be voted in accordance with the specific instructions below and, if no choice is indicated, are to be voted FOR the election of the nominees listed and FOR Proposal II.

                                                                  please mark
                                                              [X] your votes
                                                                   as this

Proposal I. ELECTION OF DIRECTORS, as nominated by the Board.
   FOR all nominees           WITHHOLD       Lee A. Ault III, Neil R. Austrian,
listed at right (except       AUTHORITY      Thomas C. Barry, Benjamin H.
   those named below)     for all Nominees   Griswold IV, Donald B. Hebb, Jr.,
                          listed at right    A.B. Krongard, Steven Muller,
         [  ]                   [  ]         David M. Norman, Frank E.
                                             Richardson and Mayo A. Shattuck
                                             III.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

_____________________________________________________________________________



                                                         FOR   AGAINST  ABSTAIN
PROPOSAL II.  TO APPROVE THE ALEX. BROWN INCORPORATED    [ ]     [ ]      [ ]
              1995 NON-EMPLOYEE DIRECTOR STOCK PURCHASE
              PLAN, AS RECOMMENDED BY THE BOARD.



       Please sign, date and return this proxy promptly in the enclosed envelope which requires no postage if mailed in the United States.

       ___________________________________________________

       ___________________________________________________
       SIGNATURE(S) OF STOCKHOLDER(S)

       (Signature(s) should conform with the name(s) printed hereon. If stock is held in joint names, all should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

       Date:____________________________________________________, 1995

       PLEASE DO NOT FOLD, STAPLE OR DAMAGE